Exhibit 8.1

April 2, 2015

Alliqua BioMedical, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

Ladies and Gentlemen:

We have acted as counsel to Alliqua BioMedical, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on March 6, 2015, as amended by Amendment No. 1 to the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on the date hereof (as amended, the “Registration Statement”), and hereby confirm to you that the disclosure as to matters of United States federal income tax law as set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus included in the Registration Statement constitutes our opinion, subject to the qualifications set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP